Exhibit 99.1

For Immediate Release	April 21, 2016

Home BancShares, Inc. Announces the Appointment of

Former Governor Mike Beebe to Its Board of Directors

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB), parent company of Centennial Bank, announces the appointment of former governor Mike Beebe to its Board of Directors to fill a vacancy on the Board. “We continue to attract highly valued talent to our organization, including the addition of Mike Beebe to our Board of Directors,” said John Allison, Chairman. “Our Board aims to maintain both relevant skill sets and experience among its members, and we’re confident Mr. Beebe’s broad leadership experience, ability to collaborate and his long-time development and knowledge of business make him an excellent addition to what is already a strong and diverse Board.”

“Being from Arkansas, Home BancShares is one of the companies I’ve followed since its inception,” Beebe stated. “I’ve been impressed with the tremendous growth this company has achieved throughout the years under the leadership of not only John Allison, but also the entire Home BancShares Board of Directors. It’s an honor to be selected to serve the Company’s shareholders alongside these Board members and become a part of the Company’s growth story.”

Beebe currently serves as a director of Tyson Foods, Inc. and a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. He is also Of Counsel for the Roberts Law Firm, P.A. in Little Rock, Arkansas. Beebe was the Governor of the State of Arkansas from 2007 to 2015 and the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Beebe began his law career in 1972, practicing law at Lightle, Beebe, Raney, Bell and Simpson in Searcy, Arkansas. From 1974 to 1979, he was a member of the Board of Trustees at Arkansas State University. After receiving a Bachelor of Arts degree in political science from Arkansas State University in 1968, Beebe completed law school at the University of Arkansas while serving in the U.S. Army Reserve from 1968 to 1974.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and a loan production office in New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

    Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929